Exhibit 10.32

LEASE SUMMARY

When used in this Lease, the following terms shall have the indicated meanings:

A.	Effective Date:	January 9, 2020

B.	Landlord:	Wickfield Phoenix LLC, a Michigan limited liability company

C.	Landlord’s Notice Address:	Wickfield Phoenix LLC
c/o Wickfield Properties LLC
230 Huronview Blvd.
Ann Arbor, MI 48103
(734) 369-2100

D.	Tenant:	Zomedica Pharmaceuticals Inc., a Delaware corporation

E.	Tenant’s Notice Address:	180 Phoenix Drive
Ann Arbor, MI 48108
Attn: Shameze Rampertab

F.	Premises: Sixteen Thousand Two Hundred and Twenty-Six (16,226) rentable square feet of rentable office space, including common area load, on the first floor of the East Building, which space is designated as Suites W180 and E125 outlined on Exhibit A attached hereto and made a part hereof.

G.	Building: The building commonly known as The Wickfield Center, East Tower, located at 100 Phoenix Drive in City of Ann Arbor, County of Washtenaw, State of Michigan.

H.	Term: A period of sixty months (60) months commencing on the Lease Commencement Date, as may be extended pursuant to the terms of Section 28 hereof.

I.	Anticipated Occupancy Date: February 1, 2020

J.	Lease Commencement Date: February 1, 2020

K.	Rent Commencement Date: February 1, 2020

L.	Lease End Date: January 31, 2025

M.	Base Annual Rent: Base Annual Rent for the initial Term of this lease shall be $2,067,504.90 in lawful money of the United States. Tenant shall pay Rent to Landlord in monthly installments as follows:

Payments shall be made to Landlord, or its authorized agent, at 230 Huronview Blvd., Ann
Arbor, MI 48103, or at such other place as Landlord may from time to time designate.

N.	Additional Rent: Tenant’s Proportionate Share of Expenses and Taxes over Base Year. Tenant’s Proportionate Share of Utilities.

O.	Base Year: 2019

P.

Tenant’s Proportionate Share: Four and 96/100 percent (4.96%). Tenant’s Proportionate Share is calculated by dividing the total rentable square footage in the Premises by the Building’s total rentable square footage.

Q.	Landlord’s Broker: Wickfield Properties LLC

R.	Lease Month: Each calendar month period beginning on the Lease Commencement Date, and each successive calendar month thereafter.

S.	List of Exhibits:

Exhibit A – Floor Plan

Exhibit B – Tenant Space Finish Work

Exhibit C – Rules and Regulations

LEASE AGREEMENT

THIS LEASE AGREEMENT (“Lease”) is made as of the Effective Date by and between Landlord and Tenant.

WITNESSETH:

1.   Premises. For and in consideration of the covenants and agreements hereinafter set forth and the rent hereinafter specifically reserved, Landlord does hereby lease unto Tenant, and Tenant does hereby lease from Landlord the Premises in the Building. Tenant shall also have the non-exclusive right during the Term to use the Common Areas of the Building and the land on which the Building is situated (the “Land”). As used herein, “Common Areas” shall mean all portions of the Building and the Land intended for the use by two or more occupants of such Building or Land or their visitors, including without limitation all sidewalks, lobbies, stairways, corridors, passageways, atria, doors, doorways, elevators, common restrooms, loading areas, and all other public parts of such Building. Landlord hereby represents and warrants that, as of the Effective Date, the base Building systems serving the Demised Premises are in good working order.

2.   Term. This Lease shall continue in force during the Term. Should the Lease Commencement Date fall on a date other than the first day of a month, Tenant shall occupy the Premises on the “Occupancy Date” and the Lease Commencement Date shall be deemed to be the first day of the following month. Tenant shall occupy the Demised Premises on the terms and conditions contained herein, except that the Base Annual Rent for the partial first month of occupancy shall be prorated based on the number of days following the Occupancy Date and preceding the Lease Commencement Date.

3.   Rent.

a.	Base Rent. Commencing on the Lease Commencement Date, Tenant shall pay to Landlord the Base Annual Rent. Said Base Annual Rent shall be paid in twelve equal monthly installments on the first (1st) day of each and every month during the Term, with appropriate proration for the first and last months.

b.	Additional Rent-Utilities: If Premises are not sub-metered, Tenant shall be responsible for its Proportionate Share of Building electric, gas, water/sewer-storm water runoff consumption and waste removal services. The amount of Tenant’s share shall be prorated such that Tenant shall pay for a percentage of utilities that is equivalent to the portion of the Building that it occupies as adjusted by Landlord’s reasonable estimate of the utilities expense had one hundred (100%) of the Building been furnished said services. The obligation of the Tenant to pay for such costs shall commence as of the Possession Date. If the Landlord is billed for any utility costs subsequent to the Possession Date of this Lease the Tenant agrees to reimburse the Landlord for such costs upon presentation by Landlord of an accounting of the costs incurred.

c.	Additional Rent – Expenses, Taxes: Tenant shall be responsible for its Proportionate Share of Building Expenses and Taxes over the 2019 Base Year. The amount of Tenant’s shall be adjusted from time to time by Landlord’s reasonable estimate. Within 120 days from the end of the previous calendar year, or as soon as what is reasonable for Landlord, Landlord shall provide Tenant with a reconciliation of the prior year Expenses and Taxes. If reconciliation shows Tenant owes further Additional Rent, it shall submit payment to Landlord within 30 days of receiving said reconciliation. If Tenant is owed a credit based on said reconciliation, Landlord will issue a credit to Tenant in said amount.

i.	The following terms are defined below:

(a)       The term “Expenses” shall mean the actual cost incurred by Landlord with respect to the operation, maintenance, repair and replacement and administration of the Building, including, without limitation or duplication, (1) the costs incurred for all utilities supplied to the entire Building; air conditioning; mechanical ventilation; heating; cleaning (including janitorial services); rubbish removal; snow removal; general landscaping and maintenance; window washing, porter and matron services, electric current for Common Areas; management fees; protection and security services; repairs, replacement, and maintenance; fire, extended coverage, boiler, sprinkler, apparatus, public liability and property damage insurance (including loss of rental income insurance); supplies; wages, benefits and salaries respecting service and maintenance employees and management staff; sales, use and other similar taxes; water rates and sewer charges; personal property taxes; advertising, public relations and promotions; and the cost of movable equipment and personal property, which is not capitalized, as well as the cost of maintaining all such movable equipment, and any other costs, charges and expenses which, under generally accepted accounting principles and practices, would be regarded as maintenance and operating expenses, (2) any costs and expenses paid or incurred by Landlord for the repair, maintenance and operation of the roads and Common Areas of the Building, and (3) the cost of any capital improvements made to the Building and Common Areas of the Development by Landlord, including those that are intended to reduce other Expenses or made to the Building by Landlord after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, such costs to be amortized in accordance with GAAP over the useful life thereof.

The Expenses shall be adjusted to equal Landlord’s reasonable estimate of Expenses had one hundred percent (100%) of the total rentable area of the Building been occupied and had one hundred percent (100%) of the total rentable area of the Building been furnished all services. In order to equitably and consistently calculate any increases in Expenses over the Base Year, if, during the Base Year, Landlord furnished a particular work or service to any portion of the Development (the cost of which constituted an Expense) and if, during any year following the Base Year, Landlord no longer furnishes such work or service for any reason whatsoever, then the Expenses for such later year shall be increased by an amount equal to the additional cost which would have been incurred by Landlord had Landlord continued to furnish such work or service.

(b)       The term “Taxes” shall mean the amount incurred by Landlord for all ad valorem real property taxes and assessments, special or otherwise, levied upon or with respect to the Development, or the rent and additional charges payable hereunder, imposed by any taxing authority having jurisdiction. Taxes shall also include all taxes, levies and charges which may be assessed, levied or imposed in replacement of, or in addition to, all or any part of ad valorem real property taxes as revenue sources, and which in whole or in part are measured or calculated by or based upon the freehold and/or leasehold estate of Landlord or Tenant, or the rent and other charges payable hereunder, or relating to the ownership or operation of the Development (but not including income taxes owed on revenue derived from the operation, lease or sale of the Development). Taxes shall include any expenses incurred by Landlord in determining or attempting to obtain a reduction of Taxes. Notwithstanding anything to the contrary contained herein, in the event that Landlord obtains a reduction in Taxes below the amount of Taxes for the Base Year, such reduced amount shall thereafter be deemed to be the amount of Taxes for the Base Year, notwithstanding the calendar year of such reduced Taxes, for purposes of calculating Tenant’s Share of increases in Taxes in excess of the Base Year.

d.	Other. Tenant shall be responsible for obtaining and paying for all other utilities and services for their space including phone, internet, cable television, and in-suite janitorial services. Landlord agrees to provide access to the Building’s data distribution closet or other areas of the Building necessary to connect Tenant’s telecommunications equipment including the roof for possible IT equipment – exact location to be mutually agreed upon.

4.   Use. The Premises are to be used and occupied by Tenant for the operation of an office and other ancillary uses typically associated with office use and for no other purpose without the prior written consent of Landlord. No activity shall be conducted on the Premises that does not comply with local laws, ordinances, and regulations. Tenant agrees to abide by and adhere to the Landlord Rules and Regulations as set forth on Exhibit C attached hereto. Landlord hereby represents and warrants to Tenant that, as of the Effective Date, the Premises (in its "as-is" condition as of the Effective Date), the common areas of the Building and the base Building systems serving the Premises comply with applicable law.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days a week, but the parties acknowledge and agree that the Premises will typically be occupied between the hours of 7am to 7pm Monday through Friday and 8am to 12pm on Saturday (the “Normal Business Hours”). Should Tenant desire to operate its business for any period of time in excess of Normal Business Hours, on a repetitive, regular or continuous basis (“Extended Hours”), Tenant shall provide written notice to Landlord and the Rent shall be adjusted to reflect a reasonable additional charge for electricity and HVAC for the applicable period, to be mutually agreed on by Landlord and Tenant.

5.   Construction of Leased Premises. Landlord shall construct the Tenant Improvements for Suite 180W only, as set forth on the attached Contractor Agreement, delivered to Landlord by Tenant. Tenant selected Contractor and is responsible for all costs associated with the “Contractor Agreement” and completion of the Tenant Improvements as set forth in Exhibit B (Exhibits A and B shall be referred to collectively as the “Tenant Improvements” or “Final Plans”) at Tenant’s sole cost and expense. Tenant has made a construction deposit to Landlord of $600,000.00 (the “TI Deposit”). At job completion satisfactory to both Landlord and Tenant, with all outstanding building permits opened by Contractor finalized with the City of Ann Arbor, a final accounting shall be completed. To the extent the total job cost is less than the TI Deposit, Landlord shall refund any overage to Tenant. To the extent the total job cost is greater than the TI Deposit, Tenant shall remit payment to Landlord in the amount of any overage. Within five (5) business days following substantial completion of the Tenant Improvements, Landlord and Tenant shall cooperate to execute a mutually agreeable “punch list” identifying any incomplete and unacceptable items in the Tenant Improvements. No later than thirty (30) days after the parties’ execution of said “punch list”, Tenant shall have Contractor complete all items identified on said “punch list”. Landlord and Tenant acknowledge that the Tenant Improvement plans attached as Exhibits A and B reflect the parties’ substantial agreement regarding the work to be performed in the Premises, but that certain additional work may need to be performed or adjustments may need to be made to the proposed Tenant Improvements. Landlord and Tenant agree to work together in good faith to mutually and reasonably agree upon any changes required to the Tenant Improvements.

6.   Late Charges. Rent is payable on the first day of every month. Any payment received by the Landlord from the Tenant after the fifth (5th) day of the month is subject to a five percent (5%) late charge or amount allowable by pertinent Michigan law, whichever is less.

7.   Parking. Tenant shall have access to on premises parking spaces located in the common area parking.

8.   Condition of Premises; alterations; maintenance; repairs.

a.	Tenant shall maintain the Premises in a clean and sanitary condition and shall surrender the Premises in the same condition as existed at the commencement of this Lease, subject to ordinary wear and tear and damage by the elements. Tenant shall not make any alterations, additions, or improvements to the Premises, other than Permitted Alterations (hereinafter defined), without the prior written consent of Landlord, which will not be unreasonably withheld, conditioned or delayed. A “Permitted Alteration” shall mean any alteration in the Premises that does not (1) affect the structure of the Building; (2) adversely affect the electrical, plumbing, mechanical or other systems of the Building or the functioning thereof; (3) interfere with the operation of the Building or the provision of services or utilities to other tenants in the Building; or (4) cost more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate over a period of six (6) months

b.	Tenant agrees to be responsible for any damage caused to the Premises by its use, and further agrees to promptly report to Landlord any damage caused to or discovered in the Premises. If Tenant shall fail to make any repairs or to perform any maintenance which it is obligated to make or perform under this Lease within ten (10) days after receipt of written notice from Landlord to do so, or in the event of a situation that poses an imminent threat of bodily harm to person or property (an “Emergency”), Landlord may enter the Premises and make such repairs as are reasonably necessary to restore the Premises to their original condition (wear and tear and damage by the elements excepted), and Tenant shall reimburse the Landlord for the reasonable and actual out-of-pocket cost of any such repairs for which it is responsible under this Lease. However, if the nature of any Landlord requested visit is not an emergency, the Tenant may request that Landlord come at an alternative time, including after hours if necessary.

c.	Landlord shall make all necessary repairs to the common areas (including any common area stairs) and structure (including but not limited to the roof, foundation, skylights, penetrations, etc.) of the Building, the parking facility serving the Building and the mechanical, electrical, plumbing, heating and air conditioning systems therein, except with respect to any items installed or constructed by Tenant and except where the repair has been made necessary by misuse or neglect by Tenant or Tenant’s agents, servants, visitors or licensees. Landlord shall undertake its maintenance and repair obligations pursuant to the terms of this Section 8(c) in a manner which is comparable to the manner in which reasonably prudent owners of first-class office buildings in the Ann Arbor, Michigan submarket of comparable age, size, quality and location to the Building undertake similar maintenance obligations. Landlord will use commercially reasonable efforts to make such repairs in a timely fashion.

9.   Signs. Landlord reserves exclusive right to the exterior of the Building, and Lessee shall not construct, place or paint any sign or awning or improvement or apparatus on the exterior of the Building without prior written consent of Landlord. Any signs placed in the windows or doors of the Premises by Tenant shall be approved in writing by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, and shall be in keeping with the character and décor of the Building as a whole. Landlord shall provide (at Landlord’s expense) building directory signage in the lobby identifying Tenant and the Premises, which signage shall be consistent with the other Building directory signage installed by Landlord. All other signage shall be at Tenant’s sole cost and expense. Tenant shall remove any sign installed by it upon termination or expiration of this Lease. Tenant will also have one panel on the monument sign.

10.   Services. Landlord will provide the following services:

a.	Tenant shall have access to the Building and the Premises twenty-four (24) hours per day, seven (7) days a week.

b.	Landlord will provide Tenant with fifteen (15) security access cards at no charge. Each additional card will be a $10.00 per card charge.

c.	Landlord will use its best efforts to make sure that a least one (1) elevator is operational during Normal Business Hours.

d.	Heat, ventilation and air conditioning (“HVAC”) when necessary to provide a seasonable temperature (subject to governmental regulations) for normal occupancy and use of the Premises during Normal Business Hours. Landlord shall provide the foregoing HVAC service in a manner which is comparable to the manner in which reasonably prudent owners of first-class office buildings in the Ann Arbor, Michigan submarket of comparable age, size, quality and location to the Building provide such service.

e.	Electricity for building standard lighting twenty-four (24) hours per day, seven (7) days a week.

f.	Electricity for operation of desk-top computers, printers, fax machines, copy machines, telephone equipment, non-standard Building lighting, and other energy consuming devices.

g.	Landlord shall perform all light tube or bulb replacements at Tenant’s reasonable request, provided, however, that the cost of all light tube or bulb replacements shall be at Tenant’s sole cost and expense.

h.	Rest room facilities and necessary lavatory supplies, including hot and cold running water, at those points of supply provided for the general use of other tenants in the Building, and routine maintenance, painting, and electrical lighting service for all public areas and special service areas of the Building in the manner and to the extent that is standard for first-class office buildings in the Ann Arbor, Michigan area.

i.	Janitorial services for the Common Areas of the Building in a manner consistent with the standard for professionally managed office buildings in the Ann Arbor, Michigan area.

j.	Daily removal of trash and other waste from the Building in a manner consistent with the standard for first-class office buildings in the Ann Arbor, Michigan area.

k.	Further, Tenant and its employees shall have access to all general access amenities in the Building provided by Landlord from time to time for various tenants, including, if applicable, access to the rooftop, loading dock, fitness center, cafeteria, etc.

l.	Adhering to a property management protocol that is consistent with the standard for professionally managed office buildings in the Ann Arbor, Michigan area.

11.   Damage to Premises. If the Premises are damaged by fire or other casualty, then Landlord shall repair the Premises as speedily as possible, and the rent shall be abated in whole or in part, according to the portion of the Premises which is rendered unusable. If less that the entire space is rendered unusable but the remaining portion is obviously not suited to meet Tenant’s operations needs, then the entire space will be deemed unusable. If the Premises cannot be repaired within one hundred eighty days (180), then Tenant may terminate this Lease by giving notice to Landlord within ten (10) days after the Landlord has notified Tenant of the time required to repair the Premises. Landlord shall, in its sole judgment, reasonably exercised, determine the length of time required to repair the Premises, and shall notify Tenant of such determination within ten (10) days after the occurrence of the fire or other casualty. Notwithstanding the foregoing, if the Premises are so damaged by fire or other casualty that demolition or substantial reconstruction is required, then Landlord may terminate this Lease by giving notice to Tenant within thirty (30) days after the date of such damage. If Landlord commences to restore the Premises in accordance with the terms of this Section 12 and Landlord fails to substantially complete the restoration work which Landlord is obligated to perform hereunder within one hundred eighty (180) days from the date of the damage, then Tenant shall have the right, during the thirty (30) day period immediately following the expiration of such one hundred eighty (180) day period, to terminate this Lease by delivering a termination notice to Landlord, specifying an effective date, not less than ten (10) nor more than sixty (60) days after the giving of such termination notice, on which the Term shall expire as fully and completely as if such date were the date originally fixed for the expiration of the Term.

12.   Eminent Domain. If any part of the Premises is taken by public authority under the power of eminent domain then this Lease shall terminate on the part so taken on the date possession of the Premises is required for public use, and any pre-paid rent shall be refunded to the Tenant. If less that the entire space is rendered unusable but the remaining portion is obviously not suited to meet Tenant’s operations needs, then the entire space will be deemed unusable. In such a circumstance, Landlord and Tenant shall also each have the right to terminate this Lease for any remaining portion of the Premises upon written notice to the other, which notice shall be delivered within thirty (30) days following the date notice is received of such taking (provided, however, that Landlord shall only have the right to terminate this Lease if it terminates the leases of all office tenants of the Building which are terminable by Landlord in such event). If neither party terminates this Lease, Landlord shall make all necessary repairs to the Premises and the Building and the improvements in which the Premises are located to render and restore it to a complete architectural unit, and Tenant shall continue in possession of the portion of the Premises not taken under the power of eminent domain, under the terms and conditions provided in this Lease, except that the monthly rent shall be reduced in direct proportion to the amount of the Premises so taken. All damages awarded for such taking shall belong to and shall be property of the Landlord, whether such damages be awarded as compensation for diminution in value of the Leasehold or to the fee of the Premises. Notwithstanding the foregoing, Tenant may go to all legal proceedings and assert any claim that it may have against the condemning authority for compensation for any of Tenant's personal property and trade fixtures and for any relocation expense compensable by statute, and receive such award therefor as may be allowed in the condemnation proceedings, if such award shall be made in addition to and stated separately from the award made for the Land and the Building or the part thereof so taken.

13.   Liability

a.	Indemnity. To the maximum extent this Lease may be made effective according to law, Tenant and Landlord agree to indemnify and save harmless each other from and against all claims of whatever nature arising from any act, omission, or negligence of the other party, or its contractors, licensees, invitees, agents, servants, or employees. This indemnity and hold harmless provision shall include indemnity against all costs, expense, and liabilities incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

b.	Tenant's Risk. To the maximum extent this Lease may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building as Tenant is given the right to use at Tenant's own risk; and Landlord shall have no responsibility or liability for any loss of or damage to fixtures or other personal property of Tenant or Tenant's agents, employees, independent contractors, or invitees for any other reason than the intentionally wrongful or negligent acts or omissions of Landlord or Landlord's agents, employees, independent contractors, or invitees. The provisions of this section shall be applicable from and after the Effective Date and until the end of the Term, and during such further period as Tenant may use or be in possession of any part of the Premises.

c.	Injury Caused by Third Parties. To the maximum extent this lease may be made effective according to the law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining Premises or any part of the Premises adjacent to or connecting with the Premises or any part of the building, or otherwise or for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, from breaking, bursting, stopping, or leaking of electric cables and wires, water, gas, sewer, or steam pipes, from roof leaks, fire, or any other like causes unless caused by Landlord's negligence or willful misconduct, provided, however, that Landlord agrees to use to commercially reasonable and good faith efforts to enforce the terms of any other tenants lease against such tenant.

d.	Utilities. Landlord shall not be liable to Tenant for damages or otherwise (a) if any utility shall become unavailable from any public utility company or authority, or any other person or entity (including Landlord) supplying or distributing such utility or (b) for any interruption in a utility service (including, without limitation, heating, ventilation, air conditioning) caused by the making of any necessary repairs or improvements or by any cause whatsoever nor shall the same constitute a termination of this Lease or an eviction of Tenant unless a result of Landlord’s negligence or bad acts. Notwithstanding the foregoing, Landlord may not elect to intentionally discontinue a utility that is provided by Landlord without Tenant’s prior written consent. However, if for any reason the utilities are shut off for more 30 consecutive days then Tenant may cancel this lease.

14.   Insurance. Landlord will obtain and maintain, at all times until termination of this Lease and surrender of the Premises to Landlord, special cause of loss form, or its equivalent, property insurance including equipment breakdown coverage, covering the Building and the Premises, including common areas, and all other improvements to the Building made by Landlord but specifically excluding Tenant betterments installed by Tenant and providing the insurance protection to Landlord described in this Lease, which insurance shall be in an amount not less than one hundred percent (100%) of the full replacement cost of the foregoing. Landlord will retain in its possession the original policy and all endorsements, renewal certificates and new policies, if any issued during the term but will provide Tenant, upon request, with copies of said policy or certificates of self-insurance. Landlord will also maintain commercial general liability insurance coverage against claims for, or arising out of, bodily injury, death or property damage occurring in, on or about the Building and the Premises or property in, on or about the street, sidewalks or properties adjacent to the Building and the Premises. The policy shall carry limits, including coverage under umbrella policies of not less than $500,000 per occurrence and $1,000,000 aggregate.

In addition to the above, and not by the way of substitution thereof, Tenant shall obtain, at its own expense, comprehensive general liability insurance with both Landlord and Wickfield Properties LLC named as additionally insured, against claims for, or arising out of, bodily injury, death or property damage occurring on the Premises and shall have limits of coverage of $500,000 per occurrence and $1,000,000 annual aggregate. Tenant will deliver a letter to Landlord confirming Tenant's required insurance coverage upon written request from Landlord.

15.   Bankruptcy and Insolvency. If the leasehold estate hereby created shall be taken in execution, or by other process of law, or if Tenant shall be declared bankrupt or insolvent, according to law, or any receiver be appointed for the business and property of Tenant, or if any assignment shall be made of the Tenant's property for the benefit of creditors, then in such event this Lease may be canceled at the option of the Landlord. If the Landlord chooses to cancel this Lease, Landlord must give notice to Tenant in writing in accordance with Section 19 contained herein.

16.   Subordination of Lease. Tenant agrees that Landlord may subordinate this Lease to its present or any subsequent mortgage on the leased Premises, provided that such subordination shall not interfere with Tenant's continued occupancy of the Premises pursuant to the term of this Lease and provided further that any lender with a mortgage on the Premises agrees to deliver to Tenant a subordination, non-disturbance and attornment agreement in the lender’s standard and reasonable form with reasonable approval by Tenant. Tenant agrees to execute any and all instruments as may be reasonably requested from time to time by Landlord in order to evidence the above described subordination of this Lease to any mortgage. Tenant agrees to execute, acknowledge and deliver to Landlord within thirty (30) days following a written request from Landlord a statement in writing certifying this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified, and stating said modifications), and the dates to which the rent and other charges have been paid in advance, if any, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser, mortgagee, or assignee.

17.   Landlord's Remedies.

a.	In the event Tenant shall fail to pay the Rent or any other obligation involving the payment of money reserved herein when due, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within thirty (30) days after receipt of such notice, Landlord shall, in addition to its other remedies provided by law and in this Lease, have the remedies set forth in subparagraph (c) below.

b.

If Tenant shall be in default in performing any of the terms of this Lease other than the payment of Rent or any obligation involving the payment of money, Landlord shall give Tenant written notice of such default, and if Tenant shall fail to cure such default within forty-five (45) days after receipt of such notice (or if the default is of such a character as to require more than forty-five (45) days to cure, such reasonable additional time as shall be required to permit Tenant to cure the default, provided that Tenant promptly commenced and diligently pursued the cure of such default), then Landlord may (at its option and in addition to other legal remedies) cure such default for the account of Tenant and be reimbursed by Tenant for the reasonable and actual costs of such care. Such reimbursement shall be Additional Rent for all purposes hereunder, including subparagraph (a) above and shall be paid by Tenant with the next monthly installment of Rent.

c.	If any Rent or any other obligation involving the payment of money shall be due and unpaid or Tenant shall be in default upon any of the terms of this Lease, and such default has not been cured after notice and within the time provided in subparagraphs (a) and (b) above, then Landlord may seek to take possession pursuant to legal proceedings or any notice provided for by law. Landlord may either terminate this Lease or, without terminating this Lease, re-let the Premises or any part thereof on such terms and conditions as Landlord shall deem reasonably advisable. Any payments as a result of such re-letting shall be applied as follows: first, to the payment of any indebtedness of Tenant to Landlord other than Rent due hereunder; second, to the payment of any reasonable costs incurred by Landlord in obtaining possession and re-letting the Premises, including, without limitation, legal fees, brokerage commissions and the cost of any reasonable alterations, and repairs to the Premises; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Tenant shall be liable to Landlord for any deficiency. Both parties shall use their best efforts to mitigate their damages under this Lease.

d.	All rights and remedies of Landlord hereunder shall be cumulative and none shall be exclusive of any other rights and remedies allowed by law.

18.   Notices. All notices required to be given hereunder by either party to the other shall be given by personal delivery, sent by a reputable private carrier of overnight mail or by certified or registered mail, return receipt requested. In the event notice is given by personal delivery, notice shall be deemed given when delivered; if notice is given by private carrier or overnight mail it shall be deemed made on the day after such sending; or if by certified or registered mail, it shall be deemed given when deposited into the United States mail, postage prepaid. Notices to the respective parties shall be to the addresses set forth in the Lease Summary or such other address as notified to the other parties.

19.   Assignment. The Tenant covenants not to assign or transfer this Lease or mortgage the same or sublet said Premises or any part thereof without the prior written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed. Any assignment, transfer, hypothecation, mortgage or subletting without said written prior consent shall give the Landlord the right to terminate this Lease and to re-enter and repossess the leased Premises, except that the Tenant may withdraw request to assign or sublease, in which case Landlord shall not have the right to terminate this Lease or repossess the Premises. Notwithstanding the foregoing, Tenant shall have the right to assign the Lease or sublease the Premises, or a portion thereof, to any parent, subsidiary or affiliate or any entity resulting from a merger with tenant or the sale of all substantially all of Tenant's assets.

20.   Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors.

21.   Severability. The unenforceability, invalidity, or illegality of any provision of this Lease shall not render the other provisions unenforceable, illegal, or invalid.

22.   Brokers. Landlord shall be responsible for all fees associated with this transaction to Gritter Real Estate Services, LLC.

23.   Law of Michigan. This Lease shall be construed and interpreted in accordance with the laws of the State of Michigan, without reference to its conflicts of laws principles. Landlord, its successors and assigns, consents to the jurisdiction of the appropriate courts of the State of Michigan with respect to any other claims arising under this Agreement.

24.   Environmental Matters.

a.	Landlord represents and warrants to Tenant that (a) Landlord has no notice or knowledge of any violation of any laws or regulations affecting the Land or the Premises itself, including any laws, ordinances, or regulations relating to the soil, surface water and ground water of or on the property; and to Landlord's best knowledge the Land and Premises are free of and do not contain any pollution, contamination, or other environmental hazards which shall include, but not be limited to, those identified under federal, state, or local statute, ordinance, or regulation; and (b) Landlord has not received any notice of or have any knowledge of any existing or threatened condemnation or other litigation, administrative proceeding, or action of any kind involving the Land or the Premises.

b.	Both parties shall comply with all applicable laws and regulations relating to the Premises, including environmental laws and regulations. Each party shall give immediate notice to the other of the release or the threatened release of any hazardous material or any violation of any applicable environmental law or regulation at or affecting the Land or the Premises, and such party shall promptly undertake all obligations imposed upon it under applicable environmental law or regulation as a result of such event.

25.   Quiet Enjoyment. So long as Tenant pays the rent and otherwise complies with this Lease, Tenant's possession of the Premises will not be disturbed by Landlord, its successors or assigns, and Tenant shall be entitled to quiet enjoyment of the Premises.

26.   Security Deposit. The Landlord herewith acknowledges the receipt of two month’s rent - $64,904.00 which the Landlord shall retain as security for the faithful performance of all the covenants, conditions, and agreements of this lease, but in no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenant’s failure to perform the said covenants, conditions, and agreements; the Landlord may so apply the security at its option; and the Landlord’s right to the possession of the premises for non-payment of rent or for any other reason shall not in any event be affected by reason of the fact that the Landlord holds the security. The said sum if not applied toward the payment of rent in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant’s breach of covenants, conditions, and agreements of this lease is to be returned to the to the Tenant within 30 days after termination of the lease agreement. In no event is the landlord obligated to return the security deposit until the Tenant has vacated the premises and delivered possession to the Landlord. In the event that the Landlord repossesses himself of the said premises because of the Tenant’s default or because of the Tenant’s failure to carry out the covenants, conditions, and agreements of this lease, the Landlord may apply the said security upon all damages as may be suffered to the date of said repossession and may retain the said security to apply upon such damages as may be suffered or shall accrue thereafter by reason of the Tenant’s default or breach. The Landlord shall not be obliged to keep the said security as a separate fund, but may mix the said security with its own funds

27.   Lender Approval. This Lease is subject to Landlord’s lender approval. If Landlord lender does not approve Lease, this Lease shall be void.

28.    Amendments. Any amendments or addendums to this Lease must be in writing and signed by both parties to the Lease.

29.   Entire Agreement. This Lease, together with the Lease Summary and all Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained and embodied in this Lease shall be of any force or effect.

30.   Counterparts. This Lease may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Lease.

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IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed as of the Effective Date.

LANDLORD:

WICKFIELD PHOENIX, LLC

By: /s/ Bradley J. Hayosh

Name: Bradley J. Hayosh

Its: Authorized Agent

TENANT:

ZOMEDICA PHARMACEUTICAL INC.

By: /s/ Shameze Rampertab

Name: Shameze Rampertab

Its: Interim CEO

EXHIBIT A

FLOOR PLAN ATTACHED

EXHIBIT B

TENANT SPACE FINISH WORK

None

EXHIBIT C

RULES AND REGULATIONS

1.	The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors, or halls, shall not be obstructed or encumbered by any Tenant or used for any purpose other than ingress or egress to and from the Premises.

2.	Except as expressly permitted in the Lease or otherwise permitted by Landlord, no sign, picture, lettering, notice or advertisement of any kind shall be painted or displayed on or from the windows, doors, roof, or outside walls of the structure in which the Premises are located. All of Tenant's interior sign painting or lettering shall be done in a manner reasonably approved by Landlord, and the cost thereof shall be paid by Tenant. In the event of the violation of the foregoing by any Tenant, Landlord may remove same without any liability and may charge the reasonable expense incurred for such removal to Tenant (provided that Landlord first gives Tenant notice and an opportunity to cure).

3.	No curtains, blinds, shades, screens, awnings or other projections shall be attached to or hung in, or used in connection with any window or door of the Premises or outside wall of the building without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. If curtains or venetian blinds are provided in the Premises, Tenant shall use such care and diligence to protect them as may be required by Landlord.

4.	Any carpeting cemented down shall be installed with a releasable adhesive.

5.	The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by shall be borne by the Tenant who, or whose servants, employees, agents, visitors, licensees or invitees, shall have caused the same. No person shall waste water by interfering or tampering with the faucets or otherwise.

6.	No electric current shall be used by Tenant except that furnished or approved by Landlord.

7.	Tenant shall not cause or permit unusual or objectionable odors to be produced upon or permeate from the Premises, including duplicating or printing equipment or data processing equipment emitting noxious fumes. Tenant shall not unreasonably disturb any neighboring structures or premises by the use of any unseemly or disturbing noise.

8.	Tenant shall not throw anything out of the doors, windows, or down any passageways or elevator shafts. Except as permitted pursuant to the terms of the Lease, no area outside of the Premises shall be used for storage at any time. All garbage, boxes, and debris is to remain within the Premises during the course of normal business hours. All such items shall be clearly labeled as garbage.

9.	All loading, unloading, receiving or delivery of goods, supplies or disposal of garbage or refuse shall be made only through entryways provided for such purposes and indicated by Landlord.

Tenant is not permitted to use any part of the Premises for any manufacturing, for lodging or sleeping, gambling or for any immoral or illegal purpose. No intoxicating beverages shall be sold in the Premises or the structure of which the Premises are a part without prior written consent of the Landlord. However, if the nature of any Landlord requested visit is not an emergency, the Tenant may request that Landlord come at an alternative time, including after hours if necessary.

10.	All safes or other heavy articles of Tenant shall be carried in or out of the Premises in a manner which will not interfere with or cause damage to the Premises. Tenant shall be responsible for any damage to the Premises or others and injuries sustained by any person whomsoever resulting from the use or moving of such articles in or out of the Premises, and shall make all repairs and improvements required by Landlord or governmental authorities in connection with the use or moving of such articles.

11.	Tenant shall not install or operate any steam or gas engine or boiler or carry on any mechanical business in the Premises, or use oil, burning fluids, camphene or gasoline for heating or lighting, or for any other purpose. No article deemed extra hazardous on account of fire or other dangerous properties, or any explosive, shall be brought into the Premises. This prohibits the use of hot plates (cooking), space heaters, and only approved electric percolators shall be permitted.

12.	Landlord will furnish Tenant with two keys for each lock on the doors of the Premises. Additional keys must be made at Tenant's expense, but only by Landlord. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each tenant must, upon the termination of its tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to or otherwise procured by such Tenant and in the event of the loss of any keys so furnished, such Tenant shall pay to the Landlord the cost thereof.

13.	Tenant shall not use any advertising or communication which tends to impair the reputation of the Premises or its desirability as a building for offices.

14.	Canvassing, soliciting or peddling in the Premises is prohibited and the Tenant shall cooperate to prevent the same.

15.	Wherever the word "Tenant" occurs in this exhibit, it is understood and agreed that it shall mean Tenant's employees, agents, clerks, servants, invitees and visitors. Wherever the word "Landlord" occurs in this exhibit, it is understood and agreed that it shall mean Landlord's employees, agents, clerks, servants, invitees and visitors.

16.	Subject to the terms and conditions of the Lease, Landlord shall have the right to enter upon the Premises at all reasonable hours for the purpose of inspecting the same and making any repairs and for any other reasonable purposes, provided that Landlord gives Tenant reasonable prior notice, conducts such inspections during normal business hours (except in emergencies) and agrees to be accompanied by an employee of Tenant at all times.

17.	Tenant shall not place or permit to be placed, a load exceeding the floor load per square foot which such floor was designed to carry and which is allowed by law.

18.	Tenant assumes responsibility for protecting the Premises from thefts, robbery and pilferage. Tenant shall be responsible for locking all doors.

19.	Tenant shall not smoke in Premises or within 50 feet of Premises unless otherwise permitted by Landlord. Tenant shall smoke outside only in areas designated for such purpose.